Exhibit 21.1

Subsidiaries of the Registrant

Entities owned at December 31, 2005

Entity	Country of Incorporation
NetManage, Inc.	US
Network Software Associates, Inc.	US
NetSoft, Inc.	US
NetSoft Benelux BVBA	Belgium
NetManage Veenendaal HFL (Branch)	Netherlands
NetManage UK Limited	UK
FTP Software, Inc.	US
FTP Software Worldwide, Inc. - Branch	France
Wall Data International, Inc.	US
Wall Data Holding GmbH	Germany
NetManage Software GmbH	Germany
Wall Data, Ltd.	Ireland
NetManage Canada Inc.	Canada
N.Y. NetManage (Yerushalayim) Ltd.	Israel
NetManage, Ltd.	Israel
NetManage Italia SRL (1% owned by NetManage SARL)	Italy
NetManage Japan K.K.	Japan
NetManage Iberia, S.L.	Spain
NetManage SARL	France